Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-141849
PROSPECTUS SUPPLEMENT
(To prospectus dated April 2, 2009
and supplemented April 22, 2009,
April 28, 2009, May 14, 2009,
June 8, 2009, June 30, 2009,
August 14, 2009 and September 9, 2009)
$60,000,000 Principal Amount of 7.75% Convertible Senior Notes due February 15, 2012
3,124,998 Shares of Common Stock Issuable to Noteholders upon Conversion of such Notes
780,000 Shares of Common Stock Issuable to Warrantholders upon Exercise of Warrants
854,033 Shares of Common Stock Issuable as Make-Whole Payments under such Notes
28,546 Shares of Common Stock Issuable in Payment of Interest on such Notes
      This prospectus supplement supplements the prospectus dated April 2, 2009 and supplemented April 22, 2009, April 28, 2009, May 14, 2009, June 8, 2009, June 30, 2009, August 14, 2009 and September 9, 2009 (as so supplemented, the “Prospectus”), which may be used by the selling securityholders identified in the Prospectus to resell their notes and the common stock issuable upon conversion of the notes. The Prospectus also relates to the potential issuance by us of shares of common stock to the holders of notes in payment of interest on the notes and in payment of certain make-whole premiums in the event of an automatic conversion of the notes or the occurrence of a fundamental change. The Prospectus also relates to the offer and sale by the selling securityholders of shares of common stock issuable upon exercise of certain warrants to purchase shares of our common stock that were originally issued in connection with the private placement of the notes.
      This prospectus supplement includes our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 13, 2009.
      The information contained in the report included in this prospectus supplement is dated as of the date of such report. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Investing in our notes and common stock involves risk. See “Risk Factors” beginning on page 9 of the Prospectus and page 20 of the Form 10-Q filed on August 13, 2009.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 13, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 12, 2009
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On October 12, 2009, Vion Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that it had hired the investment banking firm Merriman Curhan Ford & Co. to assist in evaluating its strategic alternatives. These alternatives include any combination of a restructuring of the Company and its debt and a sale of the Company or its assets. The Company may also consider financing options. If the Company is unsuccessful in achieving a restructuring, sale, financing or any other strategic transaction or combination thereof, it may have to consider curtailing or ceasing operations or liquidating its assets.
A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated October 12, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: October 13, 2009	By:	/s/ Howard B. Johnson
		Name:	Howard B. Johnson
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press release dated October 12, 2009

Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS ENGAGES MERRIMAN CURHAN FORD
TO EVALUATE STRATEGIC ALTERNATIVES
NEW HAVEN, CT, October 12, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) announced today that it had hired the investment banking firm Merriman Curhan Ford & Co. to assist in evaluating its strategic alternatives. These alternatives include any combination of a restructuring of the Company and its debt and a sale of the Company or its assets. The Company may also consider financing options.
As previously reported, the Oncologic Drugs Advisory Committee (ODAC), which is the cancer drug advisory panel of the U.S. Food and Drug Administration (FDA), voted in favor of Vion completing a randomized study defining the efficacy and safety of the Company’s lead oncology therapeutic Onrigin™ (laromustine) Injection prior to receiving regulatory approval from the FDA. Vion had presented data for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). As Vion would need to raise additional capital to finance a new randomized trial, the Company is evaluating its strategic alternatives. If Vion is unsuccessful in achieving a restructuring, sale, financing or any other strategic transaction or combination thereof, it may have to consider curtailing or ceasing operations or liquidating its assets.
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has submitted a New Drug Application to the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. The FDA’s Oncologic Drug Advisory Committee has recommended to the FDA that a new randomized trial for Onrigin™ be completed prior to regulatory approval. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in achieving its strategic alternatives, including any combination of a restructuring of the Company and its debt, a sale of the Company or its assets, and raising new capital, in which case it may have to consider curtailing or ceasing operations or liquidating its assets, Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, including the need for a new randomized trial of Onrigin™ prior to regulatory approval in accordance with the recommendation of the Oncologic Drug

Advisory Committee, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended June 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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